EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198917) of Tofutti Brands, Inc. of our report dated March 31, 2023, related to the financial statements of Tofutti Brands, Inc. as of December 31, 2022 and January 1, 2022, and for the fiscal years then ended, appearing in this Annual Report on Form 10-K.

/s/ Mazars USA LLP

Edison, New Jersey
March 31, 2023